UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2020

Citi Trends, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51315	52-2150697
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Coleman Boulevard, Savannah, Georgia	31408
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (912) 236-1561

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CTRN	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2020, Citi Trends, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has elected David N. Makuen to serve as its Chief Executive Officer and appointed him as a member of the Board, effective as of March 9, 2020.

Mr. Makuen, age 52, joins the Company from Five Below, Inc., a publicly-traded specialty value retailer, where he served as EVP Marketing and E-commerce since September 2019, as Executive Vice President, Marketing and Strategy from November 2017 to August 2019, and as Senior Vice President, Marketing from 2011 to 2017. Prior to his work with Five Below, Mr. Makuen was the owner and President of Fresh Life Foods, LLC, a food service business, from 2009 to 2011. Previously, Mr. Makuen served as Vice President, Marketing for Eddie Bauer, a clothing retailer, from 2005 to 2009.

Mr. Makuen will receive a base salary of $675,000 per year and will be eligible to earn an annual cash incentive for 2020 with a target amount equal to 100% of his base salary, with an opportunity to earn 200% of the target amount based on achievement of certain earnings targets for the Company.   Mr. Makuen will be eligible to receive annual equity incentive awards, and for 2020 he will receive awards of restricted stock units and performance stock units having an aggregate value of $877,500. In addition, Mr. Makuen will receive a $560,000 signing bonus to be paid in cash upon commencement of his employment.

Mr. Makuen has entered into an Employment, Non-Compete, Non-Solicit and Confidentiality Agreement (the “Restrictive Covenant Agreement”) and a Severance Agreement (the “Severance Agreement”) with the Company. Pursuant to the Restrictive Covenant Agreement, Mr. Makuen has agreed to (i) not work for a competitor during the term of his employment or for one year following termination of employment with the Company, (ii) not solicit any of the Company’s merchandise vendors for a period of eighteen months following termination of employment with the Company, and (iii) not solicit any employee of the Company during the term of his employment or for a period of two years following termination of employment with the Company, in each case, regardless of the reason for termination.  Pursuant to the Severance Agreement, if the Company terminates Mr. Makuen’s employment without Cause (as defined in the Severance Agreement) or if he terminates his employment in the event his job duties have been materially diminished or his compensation has been materially decreased, the Company will provide Mr. Makuen with separation payments of twelve months base salary, and will pay him the full monthly cost, less applicable tax withholdings, to provide the same level of group health insurance maintained by him as of his separation from service for twelve months.

No family relationships exist between Mr. Makuen and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Makuen and any other person pursuant to which Mr. Makuen was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Makuen has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with the election of Mr. Makuen as Chief Executive Officer, Peter R. Sachse has resigned as the Interim Chief Executive Officer effective as of March 9, 2020, a position he has held since December 9, 2019. Mr. Sachse will continue to serve on the Board and has been appointed to serve as Executive Chairman of the Board effective as of March 9, 2020.

The summary of the Restrictive Covenant Agreement and the Severance Agreement above does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are attached to this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

On February 21, 2020, the Company issued a press release announcing Mr. Makuen’s election as the Chief Executive Officer, which press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Non-Compete, Non-Solicit and Confidentiality Agreement, dated as of February 17, 2020, between Citi Trends, Inc. and David N. Makuen

10.2	Severance Agreement, dated as of February 17, 2020, between Citi Trends, Inc. and David N. Makuen

99.1	Press Release, dated February 21, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITI TRENDS, INC.

Date: February 21, 2020	By:	/s/ Peter R. Sachse
	Name:	Peter R. Sachse
	Title:	Interim Chief Executive Officer